ImmuCell Announces Increase in Product Sales and Continued Profitability

PORTLAND, ME -- (Marketwired - August 12, 2013) - ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three-month and six-month periods ended June 30, 2013.

During the three-month period ended June 30, 2013, product sales increased by 16%, or $191,000, to $1,366,000 in comparison to $1,175,000 during the same period in 2012. During the six-month period ended June 30, 2013, product sales increased by 11%, or $321,000, to $3,213,000 in comparison to $2,892,000 during the same period in 2012. During the twelve-month period ended June 30, 2013, product sales increased by 10%, or $511,000, to $5,711,000 in comparison to $5,200,000 during the same period ended in 2012.

Net operating income was $24,000 during the three-month period ended June 30, 2013, in comparison to net operating income of $37,000 during the same period in 2012. Net income was $6,000, or less than $0.01 per share, during the three-month period ended June 30, 2013, in comparison to net income of $15,000, or less than $0.01 per share, during the same period in 2012.

Net operating income was $350,000 during the six-month period ended June 30, 2013, in comparison to net operating income of $319,000 during the same period in 2012. Net income was $211,000, or $0.07 per share, during the six-month period ended June 30, 2013, in comparison to net income of $170,000, or $0.05 per share, during the same period in 2012.

"Our continued profitability and consistent growth in product sales allows us the flexibility needed to adjust our strategy in pursuit of FDA approval of Mast Out®," commented Michael F. Brigham, President and CEO.

Cash, cash equivalents and short-term investments increased by 16%, or $763,000, to $5,676,000 as of June 30, 2013, in comparison to $4,914,000 as of December 31, 2012. Stockholders' equity increased by 3%, or $251,000, to $9,446,000 as of June 30, 2013, in comparison to $9,195,000 as of December 31, 2012. The Company had 3,019,000 shares of common stock outstanding as of June 30, 2013.

About ImmuCell:
ImmuCell Corporation's (NASDAQ: ICCC) purpose is to create scientifically-proven and practical products that result in a measurable economic impact on animal health and productivity in the dairy and beef industries. Press releases and other information about the Company are available at our web-site, (http://www.immucell.com).

Contact:
Michael F. Brigham
President and CEO
(207) 878-2770 Ext. 3106

                                      (Unaudited)           (Unaudited)
                                  For the Three-Month    For the Six-Month
                                    Periods Ended         Periods Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
(In thousands, except per share
 amounts)                           2013       2012       2013       2012
                                 ---------  ---------  ---------  ---------

Product sales                    $   1,366  $   1,175  $   3,213  $   2,892
Costs of goods sold                    582        505      1,376      1,209
                                 ---------  ---------  ---------  ---------
  Gross margin                         784        670      1,837      1,683

Product development expenses           272        212        538        460
Sales, marketing and
 administrative expenses               488        421        949        904
                                 ---------  ---------  ---------  ---------
  Operating expenses                   760        633      1,487      1,364
                                 ---------  ---------  ---------  ---------

NET OPERATING INCOME                    24         37        350        319

Other revenues (expenses), net         (14)       (10)        31        (21)
                                 ---------  ---------  ---------  ---------

INCOME BEFORE INCOME TAXES              10         27        381        298

Income tax expense                       4         12        170        128
                                 ---------  ---------  ---------  ---------

NET INCOME                       $       6  $      15  $     211  $     170
                                 =========  =========  =========  =========

Weighted average common shares
 outstanding:
  Basic                              3,019      3,019      3,019      3,018
  Diluted                            3,077      3,114      3,080      3,108

NET INCOME PER SHARE:
  Basic                          $    0.00  $    0.01  $    0.07  $    0.06
  Diluted                        $    0.00  $    0.00  $    0.07  $    0.05

                                          (Unaudited)
                                             As of               As of
                                         June 30, 2013     December 31, 2012
                                       -----------------  ------------------
(In thousands)
Cash, cash equivalents and short-term
 investments                           $           5,676  $            4,914
Total assets                                      11,375              11,030
Net working capital                                7,107               6,697
Stockholders' equity                   $           9,446  $            9,195

Contact:
Michael F. Brigham
President and CEO
(207) 878-2770 Ext. 3106